UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported): November 14, 2022

VAALCO Energy, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-32167	76-0274813
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9800 Richmond Avenue, Suite 700 Houston, Texas		77042
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (713) 623-0801

Not Applicable
(Former Name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.10	EGY	New York Stock Exchange
Common Stock, par value $0.10	EGY	London Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933(§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Chief Operating Officer

On November 7, 2022, VAALCO Energy, Inc. (the “Company”) promoted Thor Pruckl (“Mr. Pruckl”) to the newly created position of Chief Operating Officer of the Company, effective November 7, 2022. From 2019 to 2022, Mr. Pruckl, age 62, served as Executive Vice President, International Operations of the Company, overseeing activities in West Africa, Equatorial Guinea and Angola.

Mr. Pruckl has over 30 years of international experience in both upstream and midstream operations and is well versed in both onshore and offshore operations from the seismic phase through to drilling and production. Mr. Pruckl has been deemed an expert witness in several arbitrations and hearings on well-site/facility design and operations. He started his career with BP Canada Energy Group ULC and later joined Talisman Energy Inc. (“Talisman”), managing their sour gas assets in Northern Canada. From 1999 through 2003, Mr. Pruckl was based in Southern Sudan, then returned to Canada to manage Talisman’s Northern Alberta assets. In 2006, Mr. Pruckl joined Nexen Energy (now known as CNOOC Petroleum North America ULC) and was based in Yemen managing Blocks 51 & 14, including their marine terminal and offshore mooring facilities. From 2009 through 2012, Mr. Pruckl re-joined Talisman managing its Australasia’s Papua New Guinea assets, and in 2013 he was assigned to Horizon Oil Ltd (ASX: HZN) in Australia to begin project development and operations readiness on gas monetization projects planned for Papua New Guinea. Mr. Pruckl joined Noble Energy, Inc. (“Noble”) in 2013 as their Asset Development Director for Equatorial Guinea, and was heavily involved in the commissioning and startup of the Alen offshore facilities. In 2014 he became Country Manager & Vice President of Noble Energy EG Ltd in Equatorial Guinea, managing Noble’s onshore and offshore assets.

Mr. Pruckl holds an undergraduate degree in agriculture from the University of Saskatchewan, Canada and a Master of Arts degree in organizational leadership from Royal Roads University, Canada. Mr. Pruckl is a long-standing member of the Society of Petroleum Engineers.

As of the date hereof, no additional compensation has been approved for Mr. Pruckl in connection with his promotion to the role of Chief Operating Officer, and no change to Mr. Pruckl’s existing employment agreement was made in connection with his promotion.

There is no family relationship between Mr. Pruckl and any director or executive officer of the Company.  There is no arrangement or understanding between Mr. Pruckl and any other persons in connection with Mr. Pruckl’s promotion to Chief Operating Officer.

Other than as disclosed below, there are no transactions with the Company that are reportable under Item 404(a) of Regulation S-K of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as a result of Mr. Pruckl’s promotion.

On March 14, 2022, the Company entered into a professional services agreement (the “Services Agreement”) with J. Pruckl Holdings Ltd. (“Pruckl Holdings”), an entity owned and controlled by James Pruckl, Mr. Pruckl’s son. Under the Services Agreement, Pruckl Holdings designates James Pruckl to render project contract engineering services for the Company that include pipeline in-line data analysis, jacket structures and subsea pipeline inspections and other related services in connection with the Etame Marin concession located at offshore Gabon in West Africa. As of November 1, 2022, the Company has been invoiced or paid Pruckl Holdings approximately $144 thousand in the aggregate pursuant to the Services Agreement.

Item 7.01              Regulation FD Disclosure.

On November 14, 2022, the Company issued a press release announcing the promotion of Mr. Pruckl as the Company’s Chief Operating Officer. A copy of the press release is attached hereto as Exhibit 99.1.

The information in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, is being furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Exchange Act, or otherwise be subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and regardless of any general incorporation language in such filing.

Item 9.01             Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit
99.1	Press Release, dated November 14, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VAALCO Energy, Inc.
(Registrant)

Date: November 14, 2022
	By:	/s/ Matthew Powers
	Name:	Matthew Powers
	Title:	Executive Vice President and General Counsel